Exhibit 99.1

Harbin Electric Completes Acquisition of Xi’an Simo Motor Inc. (Group), a Leading Electric Motor Company in China

Harbin, China, October 19, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced that Harbin Tech Full Electric Co. Ltd. (“Harbin Tech Full”), a wholly owned subsidiary of the Company, completed the acquisition of Xi’an Simo Motor Incorporation (Group) (“Simo Motor”), one of China’s leading electric motor companies.

On October 6, Harbin Electric announced that Harbin Tech Full had signed a definitive agreement to acquire 100% of the outstanding shares and all of the corresponding assets of Simo Motor in consideration for the payment of a purchase price equal to no less than six (6) times and no more than eight (8) times the 2008 audited net profits of Simo Motor.

As of the closing date, Harbin Tech Full had completed the registration of the share transfer with the requisite PRC authorities and had obtained the required business registration and transfer of licenses of Simo Motor, all as contemplated by the definitive agreement. On October 13, Simo Motor changed its name to Xi’an Tech Full Simo Motor Co. Ltd.

The Company believes that the acquisition of Simo Motor is the most significant step to date in the Company’s strategy to expand its industrial rotary motor business to large size and special type of rotary motors. The Company anticipates that this acquisition will further strengthen the Company's leading position in the electric motor industry in China. The Company intends to immediately begin the process of integrating Simo Motor into its existing businesses.

About Simo Motor

Simo Motor was initially established in 1955 as a state-owned company and one of the major backbone companies of China’s electric motor industry. Since then, Simo Motor has become a leading developer and manufacturer of industrial rotary motors that provides solutions for electrical driving systems. In January 2004, Simo Motor was privatized as a shareholding company. It develops and manufactures various industrial motors including some 28 series, over 450 categories and more than 8,000 models of high and low voltage, small, medium, and large-sized motors with output power ranging from 0.35kW to 13,200kW. Its products are widely used in the machine tool, pump, blower, compressor, transportation, agriculture and food industry, steel rolling, power supply, building and construction materials industry, aviation, navigation, hi-tech fields, etc.  The Company sells its products primarily in China and also in the advanced industrial markets of North America, Europe and Asia as well as in Africa, Southeast Asia and the Middle East.

Simo Motor is located in Xi’an City’s Economy and Technology Development Zone, Shaanxi province, China. It occupies 200,000 square meters of land and employs more than 2,000 people. Its address is No.159 Ming Guang Road, Economy and Technology Development Zone, Xi’an, Shaanxi Province, the People’s Republic of China.

About Harbin Electric

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates three manufacturing facilities in China located in Harbin, Weihai, and Shanghai with a total of approximately 1,800 employees. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com.

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may, “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com